Exhibit 10.4

SCHOOL SPECIALTY, INC.

2014 INCENTIVE PLAN

2016 INCENTIVE BONUS AGREEMENT

School Specialty, Inc. (the “Company”) hereby grants you an Incentive Bonus Award (the “2016 Incentive Bonus Award”) under the 2014 Incentive Plan of School Specialty, Inc. (the “Plan”). This 2016 Incentive Bonus Award confers upon you the opportunity to earn a future payment tied to the achievement of the performance criteria (the “Performance Criteria”) identified in Schedule I for fiscal 2016, as identified in Schedule I (the “Performance Period”).

Schedule I to this Agreement provides the details of your 2016 Incentive Bonus Award. It specifies the Performance Period, Performance Criteria upon which your 2016 Incentive Bonus Award is based including the level of achievement versus the criteria that shall determine the amount of your 2016 Incentive Bonus Award, the amount you will receive if the target level of the Performance Criteria for the Performance Period is achieved (the “2016 Target Bonus”), and the percentage of the 2016 Target Bonus you will receive if the threshold or maximum level of the Performance Criteria for the Performance Period is achieved.

The 2016 Incentive Bonus Award is subject in all respects to the applicable provisions of the Plan. This Agreement does not cover all of the rules that apply to the 2016 Incentive Bonus Award under the Plan, and the Plan defines any terms in this Agreement that the Agreement does not define.

In addition to the terms and restrictions in the Plan, the following terms and restrictions apply to the 2016 Incentive Bonus Award:

Vesting	Except as otherwise provided in an employment agreement between us, if any, if your employment is terminated (a) for any reason prior to the last day of the Performance Period or (b) for any reason prior to the date on which the 2016 Incentive Bonus Award is paid, other than a termination of your employment in the event of your death or Disability or the termination of your employment by the Company without Cause, you shall forfeit the right to earn and be paid any amount pursuant to this 2016 Incentive Bonus Award.

Payment	As soon as administratively practicable following the conclusion of the Performance Period and prior to payment, the Administrator shall certify the extent to which the Performance Criteria has been satisfied and the amount payable as a result thereof, if any. Following such certification, the Company shall you pay you the amount of your 2016 Incentive Bonus Award, if any, in cash no later than March 15, 2017.

Taxes	The Company may withhold any income or employment tax which it believes is payable as a result of payment of your 2016 Incentive Bonus Award, if any.

No Effect on Employment Or Other Relationship

Nothing in this Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without cause. Except as otherwise provided in an employment agreement, if any, between us, the termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under this Agreement.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws, except to the extent superseded by the laws of the United States of America.

Notices	Any notice you give to the Company must follow the procedures then in effect under the Plan and this Agreement. If no other procedures apply, you must deliver your notice in writing by hand or by mail to the office of the Assistant Secretary. If mailed, you should address it to the Company’s Assistant Secretary at the Company’s then corporate headquarters, unless the Company directs Participants to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to Participants.

Plan Governs	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control; provided, however that this Agreement may impose greater restrictions on, or grant lesser rights, than the Plan. The Administrator may adjust the amount of the 2016 Incentive Bonus Award payable as the Plan provides.

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SCHOOL SPECIALTY, INC.

2014 INCENTIVE PLAN

2016 INCENTIVE BONUS AGREEMENT

PARTICIPANT ACKNOWLEDGEMENT

I acknowledge I received a copy of the Plan and this Agreement (including Schedule I). I represent that I have read and am familiar with the terms of the Plan and this Agreement (including Schedule I). By signing where indicated below, I accept the 2016 Incentive Bonus Award subject to all of the terms and provisions of this Agreement (including Schedule I) and the Plan, as may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan and this Agreement with respect to the 2016 Incentive Bonus Award.

EMPLOYEE	SCHOOL SPECIALTY, INC.

By:	By:
Title:

Date:	Date:

SCHOOL SPECIALTY, INC.

2014 INCENTIVE PLAN

2016 INCENTIVE BONUS AGREEMENT

SCHEDULE I

1.	Participant Information:

Name:

2.	2016 Incentive Bonus Information:

Performance Period:	2016 Fiscal Year (December 27, 2015 to December 31, 2016)

Date of Grant:	March 6, 2016

Performance Criteria:	“EBITDA After Bonus Accrual” which is defined as the Company’s Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), after accrual of bonuses to be paid under this and all other Company annual incentive compensation plans for the 2016 Fiscal Year and adjusted to exclude non-cash stock-based compensation charges for the 2016 Fiscal Year, determined by the Committee in accordance with generally accepted accounting principles in effect in the United States, applied on a consistent basis (“GAAP”). Consistent with the Plan, the Committee shall adjust the EBITDA After Bonus Accrual to exclude any of the following events during the Performance Period: (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs and (v) any non-recurring items as described in the audited financial statements of the Company for the 2016 Fiscal Year.

Free Cash Flow:	“Free Cash Flow” is defined as the Company’s net cash provided by (used in) operating activities less net cash used in investing activities, determined by the Committee in accordance with GAAP.

2016 Target Bonus:	% of your base salary

Performance Levels and Eligible Bonus Amounts:

	Threshold	Target	Maximum
Performance Criteria - EBITDA- “After Bonus Accrual”*	$[●]	$[●]	$[●]
Free Cash Flow	$[●]	$[●]	N/A
Percentage of Target Bonus Eligibility	20%	100%	200%

*-	$ in millions

3.

Amount of 2016 Incentive Bonus Award. The Administrator shall certify the level of achievement for the Performance Period with respect to the Performance Criteria. If the achievement of the Performance Criteria for 2016 equals the threshold, target or maximum performance levels for the

Performance Criteria identified in the chart above, then the Participant’s 2016 Incentive Bonus Award shall equal the product obtained by multiplying 20%, 100%, and 200% by the 2016 Target Bonus, respectively. Achievement of the Performance Criteria for the Performance Period between the threshold, target and maximum levels identified above shall result in an Incentive Bonus Award determined on a linear basis between such levels. Achievement of the Performance Criteria for the Performance Period above the maximum level identified above shall result in the maximum Incentive Bonus Award, which is equal to 200% of the 2016 Target Bonus. The Participant will not receive any 2016 Incentive Bonus Award unless the performance level of the Performance Criteria equals the threshold level identified in the chart above.

Notwithstanding the foregoing, if the Company’s Free Cash Flow for the Performance Period is less than the threshold level for such measure specified above, no Incentive Bonus Award shall be earned and if the Company’s Free Cash Flow for the Performance Period is above the threshold level for such measure but less than the target level for such measure as specified above, the maximum Incentive Bonus Award payable to Participant shall be limited to the Target Bonus.

4.	Vesting and Forfeiture. Except as otherwise set forth in an employment agreement, if any, between us, if your employment is terminated for any reason prior to the last day of the Performance Period, you shall forfeit the right to earn and be paid any amount pursuant to the 2016 Incentive Bonus Award.